                                                                    EXHIBIT 4.60



                        3-YEAR REVOLVING CREDIT AGREEMENT

                                      among

                             NISOURCE FINANCE CORP.,
                                  as Borrower,

                                 NISOURCE INC.,
                                  as Guarantor,

                               THE LEAD ARRANGERS
                                    ARRANGERS
                             SENIOR MANAGING AGENTS
                                  MANAGERS and
                                     LENDERS
                                  Party Hereto,
                                   as Lenders,

                           CREDIT SUISSE FIRST BOSTON
                              as Syndication Agent,

              BANK ONE, NATIONAL ASSOCIATION (Main Office, Chicago)
                                 CITIBANK, N.A.
                         TORONTO DOMINION (TEXAS), INC.
                           as Co-Documentation Agents

                               BARCLAYS BANK PLC,
                      as Administrative Agent and LC Bank,

                              --------------------

                                BARCLAYS CAPITAL
                                       and
                           CREDIT SUISSE FIRST BOSTON
                                 Lead Arrangers

                                BARCLAYS CAPITAL
                                Sole Book Runner
                              --------------------

                           Dated as of March 23, 2001

                                TABLE OF CONTENTS



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                     Article I DEFINITIONS

Section 1.01. Defined Terms..............................................................................1
Section 1.02. Classification of Loans and Borrowings....................................................16
Section 1.03. Terms Generally...........................................................................17
Section 1.04. Accounting Terms; GAAP....................................................................17

                    Article II THE CREDITS

Section 2.01. Commitments...............................................................................17
Section 2.02. Revolving Loans and Revolving Borrowings; Requests for Borrowings.........................18
Section 2.03. Swingline Loans...........................................................................19
Section 2.04. Letters of Credit.........................................................................21
Section 2.05. Funding of Borrowings.....................................................................24
Section 2.06. Interest Elections........................................................................25
Section 2.07. Mandatory Termination or Reduction of Commitments.........................................26
Section 2.08. Mandatory Prepayments.....................................................................26
Section 2.09. Optional Reduction of Commitments.........................................................27
Section 2.10. Repayment of Loans; Evidence of Debt......................................................27
Section 2.11. Optional Prepayment of Loans..............................................................28
Section 2.12. Fees......................................................................................28
Section 2.13. Interest..................................................................................30
Section 2.14. Alternate Rate of Interest................................................................30
Section 2.15. Increased Costs...........................................................................31
Section 2.16. Break Funding Payments....................................................................32
Section 2.17. Taxes.....................................................................................33
Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs...............................34
Section 2.19. Mitigation Obligations; Replacement of Lenders............................................35
Section 2.20. Extension of Termination Date.............................................................36

                    Article III CONDITIONS

Section 3.01. Conditions Precedent to the Initial Extension of Credit...................................36
Section 3.02. Conditions Precedent to Each Extension of Credit..........................................38

           Article IV REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Credit Parties......................................38
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                Article V AFFIRMATIVE COVENANTS

Section 5.01. Affirmative Covenants.....................................................................41

                 Article VI NEGATIVE COVENANTS

Section 6.01. Negative Covenants........................................................................44

                Article VII FINANCIAL COVENANTS

Section 7.01. Interest Coverage Ratio...................................................................48
Section 7.02. Debt to Capitalization Ratio..............................................................48

                Article VIII EVENTS OF DEFAULT

Section 8.01. Events of Default.........................................................................49

              Article IX THE ADMINISTRATIVE AGENT

Section 9.01. The Administrative Agent..................................................................52

                      Article X GUARANTY

Section 10.01. The Guaranty.............................................................................54
Section 10.02. Waivers..................................................................................56

                   Article XI MISCELLANEOUS

Section 11.01. Notices..................................................................................57
Section 11.02. Waivers; Amendments......................................................................58
Section 11.03. Expenses; Indemnity; Damage Waiver.......................................................59
Section 11.04. Successors and Assigns...................................................................60
Section 11.05. Survival.................................................................................63
Section 11.06. Counterparts; Integration; Effectiveness.................................................63
Section 11.07. Severability.............................................................................63
Section 11.08. Right of Setoff..........................................................................63
Section 11.09. Governing Law; Jurisdiction; Consent to Service of Process...............................64
Section 11.10. WAIVER OF JURY TRIAL.....................................................................64
Section 11.11. Headings.................................................................................65
Section 11.12. Confidentiality..........................................................................65
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


                         Annexes, Exhibits and Schedules

ANNEX A                    Pricing Grid
EXHIBIT A                  Form of Assignment and Acceptance
EXHIBIT B                  Form of Opinion of Schiff Hardin & Waite
SCHEDULE 2.01              Lenders and Commitments
SCHEDULE 3.01              Financing Facilities to be Terminated
SCHEDULE 6.01(e)           Existing Agreements

         3-YEAR REVOLVING CREDIT AGREEMENT, dated as of March 23, 2001 (this "AGREEMENT"), among NISOURCE FINANCE CORP., an Indiana corporation, as Borrower (the "BORROWER"), NISOURCE INC., a Delaware corporation ("NISOURCE"), as Guarantor (the "GUARANTOR"), the Lead Arrangers, Arrangers, Senior Managing Agents, Managers, and other Lenders from time to time party hereto, the Co-Documentation Agents party hereto, CREDIT SUISSE FIRST BOSTON, as Syndication Agent and BARCLAYS BANK PLC, as issuer of any Letters of Credit provided for hereunder (in such capacity, the "LC BANK") and as administrative agent for the Lenders hereunder (in such capacity, the "ADMINISTRATIVE AGENT").

                                   WITNESSETH:

         WHEREAS, the parties are willing to enter into this 3-Year Revolving Credit Agreement on the terms and subject to the conditions herein set forth.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "ACQUISITION FACILITY" means the financing facilities represented by that certain 364-Day Revolving Credit Agreement, dated as of November 1, 2000, among the Borrower, the Guarantor, Old Nisource, the co-syndication agents, documentation agent and lenders parties thereto and Credit Suisse First Boston as administrative agent thereunder.

                  "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "AGGREGATE COMMITMENTS" means the aggregate amount of the Commitments of all Lenders, as in effect from time to time; provided, that, prior to the termination and payment in full of the Terminating Facilities and the release by the holders thereof of any collateral security securing such facilities, the Aggregate Commitments shall be deemed not to exceed $600,000,000, except for purposes of calculating any Lender's Applicable Percentage.

                  "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and
         (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "APPLICABLE PERCENTAGE" means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

                  "APPLICABLE RATE" means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the Facility Fees and the Utilization Fee payable hereunder, as the case may be, the applicable rate per annum determined pursuant to the Pricing Grid.

                  "ARRANGERS" shall mean each of Barclays and Credit Suisse First Boston.

                  "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                  "AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the Termination Date.

                  "BANK ONE" means Bank One, National Association, a national banking association having its main office in Chicago, Illinois.

                  "BARCLAYS" means Barclays Bank PLC, an English banking corporation.

                  "BENEFICIARY" has the meaning set forth in Section 10.01.

                  "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "BORROWER" means NiSource Finance Corp., Inc. an Indiana corporation.

                  "BORROWING" means Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

                  "BORROWING REQUEST" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.02.

                  "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "CAPITAL LEASE" means, as to any Person, any lease of real or personal property in respect of which the obligations of the lessee are required, in accordance with GAAP, to be capitalized on the balance sheet of such Person.

                  "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, but not limited to, all common stock and preferred stock and partnership, membership and joint venture interests in a Person), and any and all warrants, rights or options to purchase any of the foregoing.

                  "CASH ACCOUNT" has the meaning set forth in Section 8.01.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42, U.S.C. Section 9601 et seq., as amended.

                  "CHANGE OF CONTROL" means (a) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, shall become the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the then outstanding voting Capital Stock of the Guarantor, (b) Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors of the Guarantor, (c) a consolidation or merger of the Guarantor shall occur after which the holders of the outstanding voting Capital Stock of the Guarantor immediately prior thereto hold less than 50% of the outstanding voting Capital Stock of the surviving entity; (d) more than 50% of the outstanding voting Capital Stock of the Guarantor shall be transferred to an entity of which the Guarantor owns less than 50% of the outstanding voting Capital Stock; (e) there shall occur a sale of all or substantially all of the assets of the Guarantor; or (f) the Borrower, NIPSCO or Columbia shall cease to be a Wholly-Owned Subsidiary of the Guarantor (except to the extent otherwise permitted under Section 6.01(b)).

                  "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                  "CLASS", when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, Revolving Loans or Swingline Loans.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  "COLUMBIA" means Columbia Energy Group, a Delaware corporation.

                  "COMMITMENT" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to participate in Letters of Credit issued hereunder as set forth herein, as such commitment may be (a) reduced from time to time or terminated pursuant to Section 2.07 or Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Lender's Commitment is (x) the amount set forth on Schedule 2.01 opposite such Lender's name; or
         (y) the amount set forth in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

                  "CONSOLIDATED CAPITALIZATION" means the sum of (a) Consolidated Debt, (b) consolidated common equity of the Guarantor and its Consolidated Subsidiaries determined in accordance with GAAP, and
         (c) the aggregate liquidation preference of preferred stocks (other than preferred stocks subject to mandatory redemption or repurchase) of the Guarantor and its Consolidated Subsidiaries upon involuntary liquidation.

                  "CONSOLIDATED DEBT" means, at any time, the indebtedness of the Guarantor and its Consolidated Subsidiaries that would be classified as debt on a balance sheet of the Guarantor determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, the interest expense of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED NET INCOME" means, for any period, the net income of the Guarantor and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, adjusted to exclude:
         (a) any extraordinary gain or loss, (b) any gain or loss on dispositions of capital assets, (c) the non-cash effects of any impairment or write-down of assets and (d) up to $106,800,000 in the aggregate of merger and restructuring charges relating to the Merger.

                  "CONSOLIDATED NET TANGIBLE ASSETS" means, at any time, the total amount of assets appearing on a consolidated balance sheet of the Guarantor and its Subsidiaries (other than Utility Subsidiaries), determined in accordance with GAAP and prepared as of the end of the fiscal quarter then most recently ended, less, without duplication, the following (other than those of Utility Subsidiaries):

                  (a) all current liabilities (excluding any thereof that are by their terms extendable or renewable at the sole option of the obligor thereon, without requiring the consent of the obligee, to a date more than 12 months after the date of determination);

                  (b) all reserves for depreciation and other asset valuation reserves (but excluding any reserves for deferred Federal income taxes, arising from accelerated amortization or otherwise);

                  (c) all intangible assets, such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense, carried as an asset on such balance sheet; and

                  (d) all appropriate adjustments on account of minority interests of other Persons holding common stock of any Subsidiary of the Guarantor.

                  "CONSOLIDATED SUBSIDIARY" means, on any date, each Subsidiary of the Guarantor the accounts of which, in accordance with GAAP, would be consolidated with those of the Guarantor in its consolidated financial statements if such statements were prepared as of such date.

                  "CONTINGENT GUARANTY" means a direct or contingent liability in respect of a Project Financing (whether incurred by assumption, guaranty, endorsement or otherwise) that either (a) is limited to guarantying performance of the completion of the Project that is financed by such Project Financing or (b) is contingent upon, or the obligation to pay or perform under which is contingent upon, the occurrence of any event other than failure of the primary obligor to pay upon final maturity (whether by acceleration or otherwise).

                  "CONTINUING DIRECTORS" means (a) all members of the board of directors of the Guarantor who have held office continually since the Effective Date, and (b) all members of the board of directors of the Guarantor who were elected as directors after the Effective Date and whose nomination for election was approved by a vote of at least 50% of the Continuing Directors.

                  "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

                  "CREDIT DOCUMENTS" means (a) this Agreement, the Notes and any Assignment and Acceptances, (b) any certificates, opinions and other documents required to be delivered pursuant to Section 3.01, and (c) any other documents delivered by a Credit Party pursuant to or in connection with any one or more of the foregoing.

                  "CREDIT PARTY" means each of the Borrower and the Guarantor.

                  "DEBT FOR BORROWED MONEY" means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease obligations of such Person, and (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness of borrowed money of the lessee but are classified as operating leases under GAAP.

                  "DEBT TO CAPITALIZATION RATIO" means, at any time, the ratio of Consolidated Debt to Consolidated Capitalization.

                  "DEFAULT" means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "DOLLARS" or "$" refers to lawful money of the United States of America.

                  "EFFECTIVE DATE" means the date on which this Agreement has been executed and delivered by each of the Borrower, the Guarantor, the Syndication Agent, the Co-Documentation Agents, the initial Lenders and Swingline Lenders, the LC Bank and the Administrative Agent .

                  "ENVIRONMENTAL LAWS" means any and all foreign, federal, state, local or municipal laws (including, without limitation, common laws), rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, awards, writs, injunctions, requirements of any Governmental Authority or other requirements of law regulating, relating to or imposing liability or standards of conduct concerning, pollution, waste, industrial hygiene, occupational safety or health, the presence, transport, manufacture, generation, use, handling, treatment, distribution, storage, disposal or release of Hazardous Substances, or protection of human health, plant life or animal life, natural resources or the environment, as now or at any time hereafter in effect.

                  "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any of its Subsidiaries directly or indirectly resulting from or based upon
         (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA AFFILIATE" means any Person who, for purposes of Title IV of ERISA, is a member of the Guarantor's controlled group, or under common control with the

         Guarantor, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

                  "ERISA EVENT" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) and 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the withdrawal by the Guarantor or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (d) the failure by the Guarantor or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments, (e) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (f) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which may reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer a Plan.

                  "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

                  "EURODOLLAR", when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the LIBO Rate.

                  "EURODOLLAR RATE RESERVE PERCENTAGE" of any Lender for the Interest Period for any Eurodollar Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

                  "EVENT OF DEFAULT" has the meaning assigned to such term in
         Article VIII.

                  "EXCLUDED TAXES" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net earnings by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) in case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(d)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.17 (e) when legally able to do so.

                  "EXPOSURE" means, with respect to any Lender at any time, such Lender's Outstanding Loans plus such Lender's Applicable Percentage of the aggregate LC Outstandings at such time plus such Lender's Applicable Percentage of the aggregate Unreimbursed LC Disbursements at such time.

                  "EXTENSION OF CREDIT" means (a) the making by any Lender of a Revolving Loan, (b) the making by any Swingline Lender of any Swingline Loan, (c) the issuance of a Letter of Credit by the LC Bank or (d) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof, increasing the LC Outstandings, or otherwise altering any of the material terms or conditions thereof.

                  "FACILITY FEE" has the meaning set forth in Section 2.12.

                  "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "GAAP" means generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

                  "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation, or any political subdivision of the United States of America or any other nation, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes, in any event, an "Independent System Operator" or any entity performing a similar function.

                  "GRANTING LENDER" has the meaning set forth in Section 11.04.

                  "GUARANTOR" means NiSource.

                  "GUARANTY" means the guaranty of the Guarantor pursuant to
         Article X of this Agreement.

                  "HAZARDOUS MATERIALS" means any asbestos; flammables; volatile hydrocarbons; industrial solvents; explosive or radioactive materials; hazardous wastes; toxic substances; liquefied natural gas; natural gas liquids; synthetic gas; oil, petroleum, or related materials and any constituents, derivatives, or byproducts thereof or additives thereto; or any other material, substance, waste, element or compound (including any product) regulated pursuant to any Environmental Law, including, without limitation, substances defined as "hazardous substances," "hazardous materials," "contaminants," "pollutants," "hazardous wastes," "toxic substances," "solid waste," or "extremely hazardous substances" in (i) CERCLA, (ii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., (iii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iv) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., (v) the Clean Air Act, 42 U.S.C. Section 7401 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (vii) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., or (viii) foreign, state, local or municipal law, in each case, as may be amended from time to time.

                  "INDEBTEDNESS" of any Person means (without duplication) (a) Debt for Borrowed Money, (b) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business which are not overdue, (c) all obligations, contingent or otherwise, in respect of any letters of credit, bankers' acceptances or interest rate, currency or commodity swap, cap or floor arrangements, (d) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (e) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock, and (f) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

                  "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

                  "INDEMNITEE" has the meaning set forth in Section 11.03.

                  "INDEX DEBT" means the senior unsecured long-term debt securities of the Borrower, without third-party credit enhancement provided by a Person other than the Guarantor.

                  "INFORMATION" has the meaning set forth in Section 11.12.

                  "INITIAL CREDIT EVENT DATE" means the date on which the initial Loan or Borrowing is funded or the initial Letter of Credit hereunder is issued.

                  "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, by which the present value of all vested and unvested accrued benefits under such Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using actuarial assumptions used in determining such Plan's normal cost for purposes of
         Section 4l2(b)(2)(A) of the Code.

                  "INTEREST COVERAGE RATIO" means, for any period, the ratio of
         (i) the sum of (a) Consolidated Net Income for such period plus (b) income taxes deducted in determining such Consolidated Net Income plus
         (c) Consolidated Interest Expense for such period to (ii) Consolidated Interest Expense for such period.

                  "INTEREST ELECTION REQUEST" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

                  "INTEREST PAYMENT DATE" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, the day that is three months after the first day of such Interest Period, (c) with respect to any Swingline Loan, the date such Swingline Loan is required to be repaid and (d) with respect to any Loan, the Termination Date.

                  "INTEREST PERIOD" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "LC OUTSTANDINGS" means, for any date of determination, the aggregate maximum amount available to be drawn under all Letters of Credit outstanding on such date (assuming the satisfaction of all conditions for drawing enumerated therein).

                  "LC RISK PARTICIPATION FEE" has the meaning set forth in
         Section 2.12.

                  "LENDERS" means (a) the Persons listed on Schedule 2.01, including any such Person identified thereon or in the signature pages hereto as a Lead Arranger, Arranger, Senior Managing Agent or Manager, and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance, (b) each Swingline

         Lender in respect of the Swingline Loans made by it and (c) if and to the extent so provided in Section 2.04(c), the LC Bank.

                  "LETTER OF CREDIT" means a letter of credit issued by the LC Bank pursuant to the terms of this Agreement, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

                  "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO RATE" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "LIEN" has the meaning set forth in Section 6.01(a).

                  "LOANS" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                  "MARGIN STOCK" means margin stock within the meaning of Regulations U and X issued by the Board.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
         (a) the business, assets, operations, condition (financial or otherwise) or prospects of the Guarantor and its Subsidiaries taken as a whole; (b) the validity or enforceability of any of Credit Documents or the rights, remedies and benefits available to the Administrative Agent and the Lenders thereunder; or (c) the ability of the Borrower or the Guarantor to consummate the Transactions.

                  "MATERIAL SUBSIDIARY" means at any time the Borrower, NIPSCO, Columbia, and each Subsidiary of the Guarantor, other than the Borrower, NIPSCO and Columbia, in respect of which:

                  (a) the Guarantor's and its other Subsidiaries' investments in and advances to such Subsidiary and its Subsidiaries exceed 10% of the consolidated total assets of the Guarantor and its Subsidiaries taken as a whole, as of the end of the most recent fiscal year; or

                  (b) the Guarantor's and its other Subsidiaries' proportionate interest in the total assets (after intercompany eliminations) of such Subsidiary and its Subsidiaries exceeds 10% of the consolidated total assets of the Guarantor and its Subsidiaries as of the end of the most recent fiscal year; or

                  (c) the Guarantor's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary and its Subsidiaries exceeds 10% of the consolidated income of the Guarantor and its Subsidiaries for the most recent fiscal year.

                  "MERGER" means, collectively: (a) the merger of Parent Acquisition Corp., an Indiana corporation, with and into Old NiSource,
         (b) the merger of Company Acquisition Corp., a Delaware corporation, with and into Columbia and (c) the merger of Old NiSource into New NiSource, which transactions were consummated on November 1, 2000.

                  "MOODY'S" means Moody's Investors Service, Inc.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in
         Section 4001(a)(3) of ERISA.

                  "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates, or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.

                  "NIPSCO" means Northern Indiana Public Service Company, an Indiana corporation.

                  "NON-RECOURSE DEBT" means Indebtedness of the Guarantor or any of its Subsidiaries which is incurred in connection with the acquisition, construction, sale, transfer or other disposition of specific assets, to the extent recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited (a) to such assets or (b) if such assets are (or are to be) held by a Subsidiary formed solely for such purpose, to such Subsidiary or the Capital Stock of such Subsidiary.

                  "OBLIGATIONS" means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing and whenever incurred (including, without limitation, after the commencement of any bankruptcy proceeding), owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

                  "OLD NISOURCE" means NiSource Inc., an Indiana corporation and predecessor by merger to NiSource.

                  "OTHER CREDIT AGREEMENT" means the 364-Day Revolving Credit Agreement, dated as of the date hereof, among the Borrower, the Guarantor, the lead arrangers, arrangers, senior managing agents, managers, co-documentation agents and other lenders from time to time parties thereto, Credit Suisse First Boston, as syndication agent and Barclays, as issuer of any letters of credit provided for thereunder and as administrative agent thereunder.

                  "OTHER TAXES" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "OUTSTANDING LOANS" means, as to any Lender at any time, the aggregate principal amount of all Loans made or maintained by such Lender then outstanding; provided, however, that for purposes of any calculation of the Outstanding Loans, any then outstanding Swingline Loans shall be deemed allocated among the Lenders (other than the Swingline Lenders in their respective capacities as such) in accordance with their respective Applicable Percentages.

                  "PARTICIPANT" has the meaning set forth in Section 11.04.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                  "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or
         Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "PNC" means PNC Bank, National Association.

                  "PRICING GRID" means the pricing grid attached hereto as Annex A.

                  "PRIME RATE" means the rate of interest per annum publicly announced from time to time by Barclays as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "PROJECT" means an energy or power generation, transmission or distribution facility (including, without limitation, a thermal energy generation, transmission or distribution facility and an electric power generation, transmission or distribution facility (including, without limitation, a cogeneration facility)), a gas production, transportation or distribution facility, or a minerals extraction, processing or distribution facility, together with (a) all related electric power transmission, fuel supply and fuel transportation facilities and power supply, thermal energy supply, gas supply, minerals supply and fuel contracts, (b) other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management, servicing, ownership or operation of such facility, (c) contractual arrangements with customers, suppliers and contractors in respect of such facility, and (d) any infrastructure facility related to such facility, including, without limitation, for the treatment or management of waste water or the treatment or remediation of waste, pollution or potential pollutants.

                  "PROJECT FINANCING" means Indebtedness incurred by a Project Financing Subsidiary to finance (a) the development and operation of the Project such Project Financing Subsidiary was formed to develop or
         (b) activities incidental thereto; provided that such Indebtedness does not include recourse to the Guarantor or any of its other Subsidiaries other than (x) recourse to the Capital Stock in any such Project Financing Subsidiary, and (y) recourse pursuant to a Contingent Guaranty.

                  "PROJECT FINANCING SUBSIDIARY" means any Subsidiary (a) that
         (i) is not a Material Subsidiary, and (ii) whose principal purpose is to develop a Project and activities incidental thereto (including, without limitation, the financing and operation of such Project), or to become a partner, member or other equity participant in a partnership, limited liability company or other entity having such a principal purpose, and (b) substantially all the assets of which are limited to the assets relating to the Project being developed or Capital Stock in such partnership, limited liability company or other entity (and substantially all of the assets of any such partnership, limited liability company or other entity are limited to the assets relating to such Project); provided that such Subsidiary incurs no Indebtedness other than in respect of a Project Financing.

                  "REGISTER" has the meaning set forth in Section 11.04.

                  "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "REQUEST FOR ISSUANCE" has the meaning set forth in Section 2.04.

                  "REQUIRED LENDERS" means Lenders having at least 51% in aggregate amount of the Commitments, or if the Commitments shall have been terminated, of the Total Outstanding Principal.

                  "RESPONSIBLE OFFICER" of a Credit Party means any of (a) the President, the chief financial officer, the chief accounting officer and the Treasurer of such Credit Party and (b) any other officer of such Credit Party whose responsibilities include monitoring compliance with this Agreement.

                  "REVOLVING LOAN" means a Loan made pursuant to Section 2.02.

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

                  "SPFV" has the meaning set forth in Section 11.04.

                  "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

                  "SUBSTANTIAL SUBSIDIARIES" has the meaning set forth in
         Section 8.01.

                  "SWINGLINE COMMITMENT" means, for any Swingline Lender, the amount set forth as such Swingline Lender's Swingline Commitment on
         Schedule 2.01 hereto.

                  "SWINGLINE FACILITY AMOUNT" has the meaning specified in
         Section 2.01(b).

                  "SWINGLINE LOAN" means a loan made by a Swingline Lender pursuant to the terms of this Agreement.

                  "SWINGLINE LENDER" means Barclays, PNC and Bank One.

                  "SWINGLINE RATE" means: (a) in the case of a Swingline Loan in an original principal amount of $100,000 or more, a fixed rate of interest equal to the sum of (i) the relevant Swingline Lender's cost of funds as determined by such Swingline Lender in its sole discretion with reference to its funding sources on the date such Swingline Loan is made for a term equal to the period such Swingline Loan is to be outstanding plus (ii) the Applicable Rate then in effect for Eurodollar Revolving Loans or (b) in the case of a Swingline Loan in an original principal amount of less than $100,000, a floating rate of interest equal to the sum of (i) the Alternate Base Rate plus (ii) the Applicable Rate then in effect for Alternate Base Rate Loans, in each case, as notified to the Borrower at the time such Swingline Loan is made. Any Swingline Rate determined in accordance with clause (a), above, shall be adjusted in each case from time to time to give effect to all applicable reserve requirements, including, without limitation, special, emergency or supplemental reserves.

                  "SWINGLINE REQUEST" means a request by the Borrower for a Swingline Lender to make a Swingline Loan, which shall contain the information in respect of such requested Swingline Loan specified in
         Section 2.03(b) and shall be delivered to such Swingline Lender and the Administrative Agent in writing, or by telephone, immediately confirmed in writing.

                  "SYNDICATION AGENT" means Credit Suisse First Boston, in its capacity as syndication agent for the Lenders hereunder.

                  "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties and additions to tax imposed thereon or in connection therewith.

                  "TERMINATION DATE" means the earliest of (a) March 23, 2004 and (b) the date upon which the Commitments are terminated pursuant to
         Section 8.1 or otherwise.

                  "TOTAL OUTSTANDING PRINCIPAL" means the aggregate amount of the Outstanding Loans of all Lenders plus the aggregate LC Outstandings plus the aggregate Unreimbursed LC Disbursements.

                  "TERMINATING FACILITIES" means financing facilities described on Schedule 3.01 hereto.

                  "TRANSACTIONS" means the execution, delivery and performance by the Borrower of this Agreement and the Borrowing of Loans and issuances of Letters of Credit hereunder.

                  "TYPE", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

                  "UNREIMBURSED LC DISBURSEMENT" means the unpaid obligation (or, if the context so requires, the amount of such obligation) of the Borrower to reimburse the LC Bank for a payment made by the LC Bank under a Letter of Credit, but shall not include any portion of such obligation that has been repaid with the proceeds of, or converted to, Loans hereunder.

                  "UTILITY SUBSIDIARY" means a Subsidiary of the Guarantor that is subject to regulation by a Governmental Authority (federal, state or otherwise) having authority to regulate utilities.

                  "UTILIZATION FEE" has the meaning set forth in Section 2.12.

                  "WHOLLY-OWNED SUBSIDIARY" shall mean, with respect to any Person, any corporation or other entity of which all of the outstanding shares of stock or other ownership interests in which, other than directors' qualifying shares (or the equivalent thereof), are at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

                  "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4201, 4203 and 4205 of ERISA.

         SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "REVOLVING LOAN") or by Type (e.g., a "EURODOLLAR LOAN") or by Class and Type (e.g., a "EURODOLLAR REVOLVING LOAN"). Borrowings also may be classified and referred to by Class (e.g., a "REVOLVING BORROWING") or by Type (e.g., a "EURODOLLAR BORROWING") or by Class and Type (e.g., a "EURODOLLAR REVOLVING BORROWING").


         SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "or" shall not be exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms "knowledge of", "awareness of" and "receipt of notice of" in relation to a Credit Party, and other similar expressions, mean knowledge of, awareness of, or receipt of notice by, a Responsible Officer of such Credit Party.

         SECTION 1.04. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II
                                   THE CREDITS

         SECTION 2.01. COMMITMENTS.

         (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Exposure exceeding such Lender's Commitment or (ii) the sum of the Exposures of all of the Lenders exceeding the Aggregate Commitments.

         (b) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the sum of the aggregate principal amount of all Swingline Loans made by such Swingline Lender then outstanding under this Agreement and the aggregate principal amount of all "Swingline Loans" made by such Swingline Lender then outstanding under (and as defined in) the Other Credit Agreement exceeding such Swingline Lender's Swingline Commitment, (ii) the sum of the aggregate principal amount of all Swingline Loans then outstanding under this Agreement and aggregate principal amount of all "Swingline Loans" then outstanding under (and as defined in) the Other Credit Agreement exceeding $150,000,000 (the "SWINGLINE FACILITY AMOUNT"), (iii) any Lender's Exposure exceeding such Lender's Commitment or (iii) the sum of the Exposures of all of the Lenders exceeding the Aggregate Commitments.

         (c) Subject to the terms and conditions set forth herein, the LC Bank agrees to issue Letters of Credit and each Lender agrees to participate in such Letters of Credit, in each case as set forth herein, from time to time during the Availability Period in an aggregate stated amount that will not result in
(i) the sum of the aggregate LC Outstandings under this Agreement and the aggregate "LC Outstandings" under (and as defined in) the Other Credit Agreement exceeding $150,000,000, (ii) any Lender's Exposure exceeding such Lender's Commitment or (iii) the sum of the Exposures of all of the Lenders exceeding the Aggregate Commitments.

         (d) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans and Swingline Loans and request the issuance of Letters of Credit.

         SECTION 2.02. REVOLVING LOANS AND REVOLVING BORROWINGS; REQUESTS FOR BORROWINGS.

         (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

         (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

         (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000; provided that an ABR Revolving Borrowing may be to an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. Borrowings of more than one Type and

Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Revolving Borrowings outstanding under this Agreement and the Other Credit Agreement.

         (d) To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
         Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period".

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

         (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

         SECTION 2.03. SWINGLINE LOANS.

         (a) Each Swingline Loan to be made by a Swingline Lender shall be made on notice given by the Borrower to such Swingline Lender and the Administrative Agent via fax transmission in accordance with Section 11.01 hereof not later than 11:00 A.M. (New York City time) on the borrowing date of the proposed Swingline Loan (which shall be a Business Day) or such later time as such Swingline Lender and the Administrative Agent may agree. Each such notice (a "SWINGLINE REQUEST") shall specify the requested borrowing date of such Swingline Loan, the amount thereof and the maturity date thereof (which shall be a Business Day not later than five days from the date such Swingline Loan is to be made). Upon receipt of any Swingline Request, the relevant Swingline Lender shall give to the Administrative Agent prompt notice thereof by fax transmission, and shall notify the Borrower and the Administrative Agent of the

Swingline Rate to be applicable thereto. Such Swingline Lender shall, before 2:00 P.M. (New York City time) on the borrowing date of such Swingline Loan, make such Swingline Loan available to the Administrative Agent, in same day funds, and, after the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower to an account within the United States of America specified in the relevant Swingline Request or, if not so specified, in accordance with Section 2.05.

         (b) No Swingline Loan shall be used for the purpose of funding the repayment or prepayment of principal of any other Swingline Loan. Each Swingline Loan shall bear interest at the Swingline Rate and shall mature on the first to occur of: (i) the date specified in the relevant Swingline Request, (ii) the date that is five days following the date such Swingline Loan was made and (iii) the Termination Date. At no time shall more than a total of five Swingline Loans be outstanding under this Agreement and the Other Credit Agreement.

         (c) At any time upon written demand by a Swingline Lender, with a copy of such demand to the Administrative Agent, and automatically upon the occurrence of an Event of Default, each other Lender shall purchase from such Swingline Lender, and such Swingline Lender shall sell and assign to each such other Lender, such other Lender's pro rata share (based on its Commitment Percentage) of the Swingline Loans of such Swingline Lender outstanding as of the date of such demand or occurrence, as the case may be, by making available to the Administrative Agent for the account of such Swingline Lender an amount in same day funds equal to the portion of the principal amount of each outstanding Swingline Loan to be purchased by such Lender; provided, however, that no such Lender shall be required to purchase its pro rata share of any Swingline Loans from any Swingline Lender if the aggregate principal amount of Swingline Loans to be purchased by all Lenders is less than $100,000. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its pro rata share (based on its Commitment Percentage) of each outstanding Swingline Loan on (i) the Business Day on which demand therefor is made by the relevant Swingline Lender, provided, that, notice of such demand is received by such Lender not later than 11:00 A.M. (New York City time) on such Business Day, (ii) the first Business Day next succeeding such demand, if notice of such demand is received after such time or (iii) the first Business Day next succeeding the occurrence of such Event of Default. Upon any such assignment by a Swingline Lender to any other Lender of a portion of any Swingline Loan, such Swingline Lender represents and warrants to such other Lender that such Swingline Lender is the legal and beneficial owner of the interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swingline Loan, the Financing Documents or the Borrower. If and to the extent that any Lender shall not have so made the amount of such Swing Line Loan or portion thereof available to the Administrative Agent for the account of the relevant Swingline Lender, such Lender agrees to pay to such Swingline Lender forthwith on demand such amount together with interest thereon for each day from the date of demand by such Swingline Lender until the date such amount is paid to such Swingline Lender, at the Federal Funds Effective Rate. If such Lender shall pay such amount to such Swingline Lender on any Business Day, such amount so paid in respect of principal shall constitute an ABR Revolving Loan made by such Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the relevant Swingline Loan(s) shall be reduced accordingly by such amount on such Business Day. The obligation of each other Lender to purchase its pro rata share of any Swingline

Lender's Swingline Loans in accordance with this subsection shall be absolute and unconditional, notwithstanding the occurrence of any circumstances, including without limitation any Event of Default or any setoff, deduction or other defense asserted by the Borrower or any other Person, except that any Lender shall have the right to bring suit against a Swingline Lender, and such Swingline Lender shall be liable to such Lender, to the extent of any direct, as opposed to consequential, damages suffered by such Lender which such Lender proves were caused by such Swingline Lender's wilful misconduct or gross negligence.

         SECTION 2.04. LETTERS OF CREDIT

         (a) LC Bank. Subject to the terms and conditions hereof, the Borrower may from time to time request Barclays, as LC Bank, to issue one or more Letters of Credit hereunder. Any such request by the Borrower shall be notified to the Administrative Agent at least five Business Days prior to the date upon which the Borrower proposes that the LC Bank issue such Letter of Credit. At no time shall (i) the aggregate LC Outstandings exceed the sum of the Commitments or
(ii) the sum of the aggregate LC Outstandings under this Agreement and the aggregate "LC Outstandings " under (and as defined in) the Other Credit Agreement exceed $150,000,000.

         (b) Letters of Credit. Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than five Business Days' prior written notice thereof to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the LC Bank. Each such notice (a "REQUEST FOR ISSUANCE") shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be not later than the Termination Date),
(ii) the proposed stated amount of such Letter of Credit and (iii) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than two days prior to the proposed date of issuance (or effectiveness) specified therein. If the LC Bank shall have approved the form of such Letter of Credit (or such extension, modification or amendment thereof), the LC Bank shall not later than 11:00 A.M. (New York City time) on the proposed date specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein and as otherwise agreed to between the LC Bank and the Borrower, issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent. The Administrative Agent shall furnish (x) to each Lender, a copy of such notice and (y) to each Lender that may so request, a copy of such Letter of Credit.

         (c) Reimbursement on Demand. Subject to the provisions of Section 2.04(d) hereof, the Borrower hereby agrees to pay (whether with the proceeds of Loans made pursuant to this Agreement or otherwise) to the LC Bank on demand (i) on and after each date on which the LC Bank shall pay any amount under any Letter of Credit a sum equal to such amount so paid (which sum shall constitute a demand loan from the LC Bank to the Borrower from the date of such payment by the LC Bank until so paid by the Borrower), plus (ii) interest on any amount remaining unpaid by the Borrower to the LC Bank under clause (i), above, from the date such amount becomes payable on demand until payment in full, at a rate per annum which is equal to 2% plus the then applicable Alternate Base Rate until paid in full.

         (d) Loans for Unreimbursed LC Disbursements. If the LC Bank shall make any payment under any Letter of Credit and if the conditions precedent set forth in Section 3.02 of this Agreement have been satisfied as of the date of such honor, then, each Lender's payment made to the LC Bank pursuant to paragraph (e) of this Section 2.04 in respect of such Unreimbursed LC Disbursement shall be deemed to constitute an ABR Loan made for the account of the Borrower by such Lender. Each such ABR Loan shall have an Interest Period ending on (i) the first March 31, June 30, September 30 or December 31 to occur following the date such ABR Loan is made, or (ii) if earlier, the Termination Date.

         (e) Participation; Reimbursement of LC Bank.

                  (i) Upon the issuance of any Letter of Credit by the LC Bank, the LC Bank hereby sells and transfers to each Lender, and each Lender hereby acquires from the LC Bank, an undivided interest and participation to the extent of such Lender's Applicable Percentage in and to such Letter of Credit, including the obligations of the LC Bank under and in respect thereof and the Borrower's reimbursement and other obligations in respect thereof, whether now existing or hereafter arising.

                  (ii) If the LC Bank shall not have been reimbursed in full for any payment made by the LC Bank under any Letter of Credit on the date of such payment, the LC Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender of such non-reimbursement and the amount thereof. Upon receipt of such notice from the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of the LC Bank an amount equal to such Lender's Applicable Percentage of such Unreimbursed LC Disbursement, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by the LC Bank to the date of payment to the LC Bank by such Lender. All such payments by each Lender shall be made in United States dollars and in same day funds not later than 3:00 P.M. (New York City time) on the later to occur of (A) the Business Day immediately following the date of such payment by the LC Bank and (B) the Business Day on which such Lender shall have received notice of such non-reimbursement; provided, however, that if such notice is received by such Lender later than 11:00 A.M. (New York City time) on such Business Day, such payment shall be payable on the next Business Day. Each Lender agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If a Lender shall have paid to the LC Bank its ratable portion of any Unreimbursed LC Disbursement, together with all interest thereon required by the second sentence of this subparagraph
         (ii), such Lender shall be entitled to receive its ratable share of all interest paid by the Borrower in respect of such Unreimbursed LC Disbursement. If such Lender shall have made such payment to the LC Bank, but without all such interest thereon required by the second sentence of this subparagraph (ii), such Lender shall be entitled to receive its ratable share of the interest paid by the Borrower in respect of such Unreimbursed LC Disbursement only from the date it shall have paid all interest required by the second sentence of this subparagraph (ii).

                  (iii) The failure of any Lender to make any payment to the LC Bank in accordance with subparagraph (ii) above, shall not relieve any other Lender of its obligation to make payment, but neither the LC Bank nor any Lender shall be responsible for the failure of any other Lender to make such payment. If any Lender shall fail to make any payment to the LC Bank in accordance with subparagraph (ii) above, then such Lender shall pay to the LC Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to the LC Bank at the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

                  (iv) If any Lender shall fail to make any payment to the LC Bank in accordance with subparagraph (ii), above, then, in addition to other rights and remedies which the LC Bank may have, the Administrative Agent is hereby authorized, at the request of the LC Bank, to withhold and to apply to the payment of such amounts owing by such Lender to the LC Bank and any related interest, that portion of any payment received by the Administrative Agent that would otherwise be payable to such Lender. In furtherance of the foregoing, if any Lender shall fail to make any payment to the LC Bank in accordance with subparagraph (ii), above, and such failure shall continue for five Business Days following written notice of such failure from the LC Bank to such Lender, the LC Bank may acquire, or transfer to a third party in exchange for the sum or sums due from such Lender, such Lender's interest in the related Unreimbursed LC Disbursement and all other rights of such Lender hereunder in respect thereof, without, however, relieving such Lender from any liability for damages, costs and expenses suffered by the LC Bank as a result of such failure, and prior to such transfer, the LC Bank shall be deemed, for purposes of Section
         2.18 and Article VIII hereof, to be a Lender hereunder owed a Loan in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of such LC Bank pursuant to subparagraph (ii), above. The purchaser of any such interest shall be deemed to have acquired an interest senior to the interest of such Lender and shall be entitled to receive all subsequent payments which the LC Bank or the Administrative Agent would otherwise have made hereunder to such Lender in respect of such interest.

         (f) Obligations Absolute. The payment obligations of each Lender under
Section 2.04(e) and of the Borrower under Section 2.04(c) of this Agreement in respect of any payment under any Letter of Credit and any Loan made under
Section 2.04(d) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto or to such Letter of Credit;

                  (ii) any amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

                  (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the LC Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

                  (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment in good faith by the LC Bank under the Letter of Credit issued by the LC Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

                  (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         (g) Liability of LC Bank and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Bank, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the LC Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower or any Lender shall have the right to bring suit against the LC Bank, and the LC Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by the LC Bank's wilful misconduct or gross negligence, including the LC Bank's wilful or grossly negligent failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the LC Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by the LC Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by the LC Bank's wilful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or wilful misconduct of the LC Bank.

         SECTION 2.05. FUNDING OF BORROWINGS.

         (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account established and maintained by the Borrower at the Administrative Agent's office in New York City.

         (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

         SECTION 2.06. INTEREST ELECTIONS.

         (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

         (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

         (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

         (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

         (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

         SECTION 2.07. MANDATORY TERMINATION OR REDUCTION OF COMMITMENTS.

         (a) Unless previously terminated, the Commitments shall terminate on the Termination Date.

         SECTION 2.08. MANDATORY PREPAYMENTS.

         (a) If at any time the Total Outstanding Principal exceeds the Aggregate Commitments then in effect for any reason whatsoever (including, without limitation, as a result of any reduction in the Aggregate Commitments pursuant to Section 2.09), the Borrower shall prepay Loans in such aggregate amount (together with accrued interest thereon to the extent required by Section 2.13) as shall be necessary so that, after giving effect to such prepayment, the Total Outstanding Principal does not exceed the Aggregate Commitments.

         (b) Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by the Borrower's payment of any amounts payable under Section 2.16 in connection with such prepayment. Prepayments of Revolving Loans shall be applied ratably to the Loans so prepaid.

         SECTION 2.09. OPTIONAL REDUCTION OF COMMITMENTS.

         (a) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Total Outstanding Principal would exceed the Aggregate Commitments thereafter in effect.

         (b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.09(a) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

         (c) Each reduction of the Commitments pursuant to this Section 2.09 shall be made ratably among the Lenders in accordance with their respective Commitments immediately preceding such reduction.

         SECTION 2.10. REPAYMENT OF LOANS; EVIDENCE OF DEBT.

         (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date and (ii) for the account of the relevant Swingline Lender the then unpaid principal amount of each Swingline Loan on the maturity date therefor as determined pursuant to
Section 2.03.

         (b) Each Lender (including each Swingline Lender) shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan (including each Swingline Loan) made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders (including the Swingline Lenders) and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

         (e) Any Lender (including any Swingline Lender) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.11. OPTIONAL PREPAYMENT OF LOANS.

         (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing (including any Swingline Borrowing) in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

         (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment . Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in
Section 2.02, and each partial prepayment of a Swingline Borrowing shall be in an amount not less than $100,000 or any integral multiple thereof, it being understood that the foregoing minimums shall not apply to the prepayment in whole of the outstanding Revolving Loans of all Lenders or to the prepayment in whole of the outstanding Swingline Loans of any Swingline Lender. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and by any amounts payable under Section 2.16 in connection with such prepayment.

         SECTION 2.12. FEES.

         (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (each a "FACILITY FEE"), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Outstanding Loans after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender's Outstanding Loans from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Outstanding Loans. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit risk participation fee (each a "LC RISK PARTICIPATION FEE"), which shall accrue at the Applicable Rate on the average daily amount of the LC Outstandings during the period from and including the Effective Date to but excluding the Termination Date or such later date as on which there shall cease to be any LC Outstandings. Accrued LC Risk Participation Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any LC Risk Participation Fees accruing after the date on which the Commitments terminate shall be payable on demand. All LC Risk Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (c) The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the other Persons entitled thereto, the fees provided for in that certain fee letter dated March 1, 2001, executed and delivered with respect to the credit facility provided for herein, in each case, in the amounts and at the times set forth therein and in immediately available funds.

         (d) If at any time (i) the sum of (A) the Total Outstanding Principal plus (B) the "Total Outstanding Principal" under (and as defined in) the Other Credit Agreement exceeds 33% of (ii) the sum of (X) the Aggregate Commitments plus (Y) the "Aggregate Commitments" under (and as defined in) the Other Credit Agreement, the Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their respective Applicable Percentages, a utilization fee (the "UTILIZATION FEE") calculated for each day with respect to the Total Outstanding Principal on such day at the rate for such day determined in accordance with the Pricing Grid. The accrued Utilization Fee shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any Utilization Fee accruing after the date on which the Commitments terminate shall be payable on demand. The Utilization Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (for distribution, in the case of Facility Fees, LC

Risk Participation Fees and any Utilization Fee, to the Lenders). Fees due and paid shall not be refundable under any circumstances.

         SECTION 2.13. INTEREST.

         (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

         (b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

         (c) Each Swingline Loan shall bear interest at a rate per annum equal to the Swingline Rate, as determined for such Swingline Loan and notified by the relevant Swingline Lender to the Borrower in accordance with Section 2.03(a).

         (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

         (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

         (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.14. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

         (a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

         (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

         SECTION 2.15. INCREASED COSTS. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the LC Bank (except any such reserve requirement described in paragraph (e) of this Section); or

                  (ii) impose on any Lender or the LC Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein or Unreimbursed LC Disbursements or Letters of Credit and participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the LC Bank of making or maintaining any Eurodollar Loan or Unreimbursed LC Disbursement or issuing or maintaining Letters of Credit and participation interests therein (or of maintaining its obligation to make any such Loan or issue or participate in such Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the LC Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the LC Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Bank for such additional costs incurred or reduction suffered.

         (b) If any Lender or the LC Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the LC Bank's capital or on the capital of its holding company, if any, as a consequence of this Agreement to a level below that which such Lender or the LC Bank or its holding company could have achieved but for such Change in Law (taking into consideration its policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

         (c) A certificate of a Lender or the LC Bank, as the case may be, setting forth the amount or amounts necessary to compensate it or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within 10 days after receipt thereof.

         (d) Failure or delay on the part of any Lender or the LC Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than ninety days prior to the date that such Lender or the LC Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of its intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety day period referred to above shall be extended to include the period of retroactive effect thereof.

         (e) The Borrower shall pay (without duplication as to amounts paid under this Section 2.15) to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest determined by such Lender and notified to the Borrower and the Administrative Agent, accompanied by the calculation of the amount thereof, shall be conclusive and binding for all purposes absent manifest error.

         SECTION 2.16. BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (x) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (y) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposit from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         SECTION 2.17. TAXES.

         (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Credit Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, LC Bank or Lender (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and
(iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) The Borrower shall indemnify the Administrative Agent, the LC Bank and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (and for any Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the LC Bank or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the LC Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the LC Bank, shall be conclusive absent manifest error.

         (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

         (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the jurisdiction in which the Borrower or the Guarantor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with an additional original or a photocopy, as required under applicable rules and procedures, to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as shall be necessary to permit such payments to be made without withholding or at a reduced rate. Further, in those circumstances as shall be necessary to allow payments hereunder to be made free of (or at a reduced rate of) withholding tax, each other Lender and the Administrative Agent, as applicable, shall deliver to Borrower such documentation as the Borrower may reasonably request in writing.

         (f) Except with the prior written consent of the Administrative Agent, all amounts payable by a Credit Party hereunder shall be made by such Credit Party in its own name and for its own account from within the United States by a payor that is a United States person (within the meaning of Section 7701 of the Code).

         SECTION 2.18. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS.

         (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.15, 2.16, 2.17 or 11.03, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 222 Broadway, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and
11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

         (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
(ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

         (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations owing to it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Guarantor, the Borrower or any other Subsidiary or Affiliate of the Guarantor (as to which the provisions of this paragraph shall apply). The Borrower and the Guarantor consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and the Guarantors rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the affected Guarantor in the amount of such participation.

         (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

         (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), 2.04(e), 2.05(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

         SECTION 2.19. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS. (a) Any Lender claiming reimbursement or compensation from the Borrower under either of Sections 2.15 and 2.17 for any losses, costs or other liabilities shall use reasonable efforts (including, without limitation, reasonable efforts to designate a different lending office of such Lender for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates) to mitigate the amount of such losses, costs and other liabilities, if such efforts can be made and such mitigation can be accomplished without such Lender suffering (i) any economic disadvantage for which such Lender does not receive full indemnity from the Borrower under this Agreement or (ii) otherwise be disadvantageous to such Lender.

         (b) In determining the amount of any claim for reimbursement or compensation under Sections 2.15 and 2.17, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.

         (c) Each Lender will notify the Borrower either directly or through the Administrative Agent of any event giving rise to a claim under Section 2.15 or
Section 2.17 promptly after the occurrence thereof which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.

         (d) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender shall decline to consent to an extension of the Termination Date pursuant to Section 2.20, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the LC Bank, which consent, in the case of the Administrative Agent, shall not unreasonably be withheld and, in the case of the LC Bank, may be given or withheld in the sole discretion of the LC Bank, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

         SECTION 2.20. EXTENSION OF TERMINATION DATE.

         Unless the Commitments shall have been terminated in whole, or an Event of Default or a Default shall have occurred and then be continuing, the Borrower may request the Administrative Agent and the Lenders to extend the then scheduled Termination Date by one year, and the Termination Date shall be so extended if Lenders holding 100% of the Commitments each in its sole discretion consents in writing to such extension, subject to such terms and conditions as they shall impose; provided that the Borrower may not request an extension any earlier than the 90th day, and the Lenders may not provide their consent to an extension any earlier than the 60th day, prior to the then scheduled Termination Date. In the event that any Lender shall fail to consent to such a request for extension, the Borrower shall have the right to replace such Dissenting Lender in accordance with Section 2.19.


                                  ARTICLE III
                                   CONDITIONS

         SECTION 3.01. CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of each Lender to make the Initial Extension of Credit shall not become effective until the date on which each of the following conditions, and each of the conditions set forth in Section 3.02, is satisfied (or waived in accordance with Section 11.02); provided that each of the conditions set forth in this Section 3.01 shall be satisfied or waived no later than the Initial Credit Event Date.

         (a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

         (b) The Lenders, the Administrative Agent, the Arrangers and each other Person entitled to the payment of fees or the reimbursement or payment of expenses, pursuant hereto or to that certain fee letter dated March 1, 2001, executed and delivered with respect to the credit facility provided for herein, shall have received all fees required to be paid by the Initial Credit Event Date, and all expenses for which invoices have been presented on or before the Initial Credit Event Date.

         (c) The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of each of the Guarantor and the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental and regulatory approvals with respect to this Agreement.

         (d) The Administrative Agent shall have received from each of the Borrower and the Guarantor, to the extent generally available in the relevant jurisdiction, a copy of a certificate or certificates of the Secretary of State (or other appropriate public official) of the jurisdiction of its incorporation, dated reasonably near the Initial Credit Event Date, (i) listing the charters of the Borrower or the Guarantor, as the case may be, and each amendment thereto on file in such office and certifying that such amendments are the only amendments to the Borrower's or the Guarantor's charter, as the case may be, on file in such office, and (ii) stating that the Borrower, or the Guarantor, as the case may be, is duly incorporated and in good standing under the laws of the jurisdiction of its place of incorporation.

         (e) (i) The Administrative Agent shall have received a certificate or certificates of each of the Borrower and the Guarantor, signed on behalf of the Borrower and the Guarantor respectively, by a the Secretary, an Assistant Secretary or a Responsible Officer thereof, dated the Initial Credit Event Date, certifying as to (A) the absence of any amendments to the charter of the Borrower or the Guarantor, as the case may be, since the date of the certificates referred to in paragraph (d) above, (B) a true and correct copy of the bylaws of each of the Borrower or the Guarantor, as the case may be, as in effect on the Initial Credit Event Date, (C) the absence of any proceeding for the dissolution or liquidation of the Borrower or the Guarantor, as the case may be, (D) the truth, in all material respects, of the representations and warranties contained in the Credit Documents to which the Borrower or the Guarantor is a party, as the case may be, as though made on and as of the Initial Credit Event Date, and (E) the absence, as of the Initial Credit Event Date, of any Default or Event of Default; and (ii) each of such certifications shall be true.

         (f) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each of the Guarantor and the Borrower certifying the names and true signatures of the officers of Guarantor or the Borrower, as the case may be, authorized to sign, and signing, this Agreement and the other Credit Documents to be delivered hereunder on or before the Initial Credit Event Date.

         (g) The Administrative Agent shall have received from Schiff Hardin & Waite, counsel for the Guarantor and the Borrower, a favorable opinion, substantially in the form of Exhibit B hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

         (h) The Administrative Agent shall have received such evidence as it and its counsel may reasonably require of the termination and payment in full of the Acquisition Facility.

         SECTION 3.02. CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT. The obligation of each Lender to make any Extension of Credit and of the LC Bank to issue any Letter of Credit (including the initial Extension of Credit but excluding any conversion or continuation of any Loan) shall be subject to the satisfaction (or waiver in accordance with Section 11.02) of each of the following conditions:

         (a) The representations and warranties of the Guarantor and the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Extension of Credit, except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall be true and correct in all material respects on and as of such prior date.

         (b) After giving effect to (A) such Extension of Credit, together with all other Extensions of Credit to be made contemporaneously therewith, and (B) the repayment of any Loans that are to be contemporaneously repaid at the time such Loan is made, such Extension of Credit will not result in the sum of the then Total Outstanding Principal exceeding the Aggregate Commitments.

         (c) Such Extension of Credit will comply with all other applicable requirements of Article II, including without limitation Sections 2.01, 2.02,
2.03 and 2.04, as applicable.

         (d) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

         (e) In the case of a Revolving Loan, the Administrative Agent shall have timely received a Borrowing Request; and, in the case of a Letter of Credit issuance, a Request for Issuance.

         (f) In the case of any Extension of Credit to be made after March 31, 2001, the Administrative Agent shall have received such evidence as it and its counsel may reasonably require of the termination and payment in full of the Terminating Facilities and the release by the holders thereof of any collateral security securing such facilities.

Each Extension of Credit and the acceptance by the Borrower of the benefits thereof shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b),
(c) and (d) of this Section.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES. Each of the Borrower and the Guarantors represents and warrants as follows:

         (a) Each of the Borrower and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

         (b) The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party are within such Credit Party's corporate powers, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene (A) such Credit Party's charter or by-laws, as the case may be, or (B) any law, rule or regulation (including, without limitation, the Public Utility Holding Company Act of 1935, as amended), or any material Contractual Obligation or legal restriction, binding on or affecting any Credit Party or any Material Subsidiary, as the case may be, and
(iii) do not require the creation of any Lien on the property of any Credit Party or any Material Subsidiary under any Contractual Obligation binding on or affecting such Credit Party or any Material Subsidiary.

         (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by any Credit Party of this Agreement or any other Credit Document to which any of them is a party, except for such as have been obtained or made and that are in full force and effect.

         (d) Each Credit Document to which any Credit Party is a party is a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         (e) The balance sheet of Old NiSource as at September 30, 2000, and the related statements of income and retained earnings of Old NiSource for the nine months then ended, copies of which have been made available or furnished to each Lender, fairly present (subject to year-end adjustments) the financial condition of Old NiSource as at such date and the results of the operations of Old NiSource for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. The balance sheet of Columbia as at September 30, 2000, and the related statements of income and retained earnings of Columbia for the nine months then ended, copies of which have been made available or furnished to each Lender, fairly present (subject to year-end adjustments) the financial condition of Columbia as at such date and the results of the operations of Columbia for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

         (f) Since September 30, 2000, there has been no material adverse change in such condition or operations, or in the business, assets, operations, condition (financial or otherwise) or prospects of any of the Credit Parties or of Columbia.

         (g) There is no pending or threatened action or proceeding affecting such Credit Party before any court, governmental agency or other Governmental Authority or arbitrator that (taking into account the exhaustion of appeals) would have a Material Adverse Effect, or that (i) purports to affect the legality, validity or enforceability of this Agreement, or (ii) seeks to prohibit the ownership or operation, by any Credit Party or any of their respective Subsidiaries, of all or a material portion of their respective businesses or assets.

         (h) The Guarantor and its Subsidiaries, taken as a whole, do not hold or carry Margin Stock having an aggregate value in excess of 10% of the value of their consolidated assets, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.

         (i) No ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

         (j) Schedule B (Actuarial Information) to the 1999 Annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available or furnished to each Lender, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no adverse change in such funding status which may reasonably be expected to have a Material Adverse Effect.

         (k) Neither the Guarantor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which may reasonably be expected to have a Material Adverse Effect.

         (l) Neither the Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title VI of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in either such case, that could reasonably be expected to have a Material Adverse Effect.

         (m) No Credit Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         (n) The Guarantor is a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, registered in compliance therewith.

         (o) Each Credit Party has filed all tax returns (Federal, state and local) required to be filed by it and has paid or caused to be paid all taxes due for the periods covered thereby, including interest and penalties, except for any such taxes, interest or penalties which are being contested in good faith and by proper proceedings and in respect of which such Credit Party has set aside adequate reserves for the payment thereof in accordance with GAAP.

         (p) Each Credit Party and its Subsidiaries are and have been in compliance with all laws (including, without limitation, the Public Utility Holding Company Act of 1935, as amended, and all Environmental Laws), except to the extent that any failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         (q) No Subsidiary of any Credit Party is party to, or otherwise bound by, any agreement that prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party, by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party, other than prohibitions and restrictions permitted to exist under Section 6.01(e).

                                   ARTICLE V
                              AFFIRMATIVE COVENANTS

         SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any Lender shall have any Commitment hereunder or any principal of any Loan, interest or fees payable hereunder shall remain unpaid or any Letter of Credit shall remain outstanding, each of the Credit Parties will, unless the Required Lenders shall otherwise consent in writing:

         (a) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, any of the foregoing relating to employee health and safety or public utilities and all Environmental Laws), unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         (b) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each Material Subsidiary to maintain and preserve, all of its material properties which are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, if the failure to do so could reasonably be expected to have a Material Adverse Effect.

         (c) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all legal claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither any Credit Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

         (d) MAINTENANCE OF INSURANCE. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually obtained by companies engaged in similar businesses of comparable size and financial strength and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates, or to the extent such Credit Party or Subsidiary deems it reasonably prudent to do so, through its own program of self-insurance.

         (e) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as otherwise permitted under this Agreement; provided that that no such Person shall be required to preserve any right or franchise with respect to which the Board of Directors of such Person has determined that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or the Lenders.

         (f) VISITATION RIGHTS. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, on not less than five Business Days' notice, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Credit Party or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Credit Parties and their respective Subsidiaries with any of their respective officers and with their independent certified public accountants; subject, however, in all cases to the imposition of such conditions as the affected Credit Party or Subsidiary shall deem necessary based on reasonable considerations of safety and security and provided that so long as no Default or Event of Default shall have occurred and be continuing, each Lender will be limited to one visit each year.

         (g) KEEPING OF BOOKS. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each of the Credit Parties and each of their respective Subsidiaries in accordance with generally accepted accounting principles consistently applied.

         (h) REPORTING REQUIREMENTS. Deliver to the Administrative Agent for distribution to the Lenders:

                  (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, balance sheets of the Guarantor and its Consolidated Subsidiaries in comparative form as of the end of such quarter and statements of income and retained earnings of the Guarantor and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year of the Guarantor and ending with the end of such quarter, certified by the chief financial officer of the Guarantor.

                  (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the annual report for such year for the Guarantor and its Consolidated Subsidiaries containing financial statements for such year reported on by independent public accountants of recognized national standing acceptable to the Required Lenders, together with a certificate of such accounting firm to the Administrative Agent and the Lenders stating that in the course of the regular audit of the business of the Guarantor and its Consolidated Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof;

                  (iii) concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above or the notice relating thereto contemplated by the final sentence of this Section 5.01(h), a certificate of a senior financial officer of each of the Guarantor and the Borrower (A) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Guarantor or the Borrower, as the case may be, has taken and proposes to take with respect thereto), and
         (B) in the case of the certificate relating to the Guarantor, setting forth calculations, in reasonable detail, establishing Borrower's compliance, as at the end of such fiscal quarter, with the financial covenants contained in Article VII;

                  (iv) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

                  (v) promptly after the sending or filing thereof, copies of all reports which the Guarantor sends to its stockholders, and copies of all reports and registration statements (other than registration statements filed on Form S-8 and filings under the Public Utilities Holding Company Act of 1935, as amended) that the Guarantor, the Borrower or any Subsidiary of the Guarantor or the Borrower, files with the Securities and Exchange Commission or any national securities exchange;

                  (vi) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

                  (vii) promptly and in any event within 10 days after the Guarantor knows or has reason to know that any material ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, which the Guarantor or any affected ERISA Affiliate proposes to take with respect thereto;

                  (viii) promptly and in any event within two Business Days after receipt thereof by the Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate), copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

                  (ix) promptly and in any event within five Business Days after receipt thereof by the Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate) from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (A) the imposition of material Withdrawal Liability by a Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or which may be incurred, by the Guarantor or any ERISA Affiliate in connection with any event described in clause (A) or (B) above;

                  (x) promptly after the Guarantor has knowledge of the commencement thereof, notice of any actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Guarantor or any Material Subsidiary of the type described in Section 4.01(g);

                  (xi) promptly after the Guarantor or the Borrower knows of any change in the rating of the Index Debt by S&P or Moody's, a notice of such changed rating; and

                  (xii) such other information respecting the condition or operations, financial or otherwise, of the Guarantor or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Notwithstanding the foregoing, the Credit Parties' obligations to deliver the documents or information required under any of clauses (i), (ii) and (v) above shall be deemed to be satisfied upon (x) the relevant documents or information being publicly available on the Guarantor's website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause, and (y) the delivery by the Guarantor or the Borrower of notice to the Administrative Agent and the Lenders, within the time period required by such clause, that such documents or information are so available.

         (i) USE OF PROCEEDS. Use the proceeds of the Loans and the Letters of Credit hereunder for general corporate purposes, including to provide liquidity support for commercial paper issued by the Borrower.

         (j) RATINGS. At all times maintain ratings by both Moody's and S&P with respect to the Index Debt.

         (k) TERMINATING FACILITIES. Terminate and pay in full, or cause to be terminated and paid in full, each of the Terminating Facilities not later than March 31, 2001; and furnish or cause to be furnished to the Administrative Agent such evidence as it and its counsel may reasonably require of such termination and payment and the release by the holders thereof of any collateral security securing the Terminating Facilities (or any of them).

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         SECTION 6.01. NEGATIVE COVENANTS. So long as any Lender shall have any Commitment hereunder or any principal of any Loan, interest or fees payable hereunder shall remain unpaid or any Letter of Credit shall remain outstanding, no Credit Party will, without the written consent of the Required Lenders:

         (a) LIMITATION ON LIENS. Create or suffer to exist, or permit any of its Subsidiaries (other than a Utility Subsidiary) to create or suffer to exist, any lien, security interest, or other charge or encumbrance (collectively, "LIENS") upon or with respect to any of its properties, whether now owned or hereafter acquired, or collaterally assign for security purposes, or permit any of its Subsidiaries (other than a Utility Subsidiary) to so assign any right to receive income in each case to secure or provide for or guarantee the payment of Debt for Borrowed Money of any Person, without in any such case effectively securing, prior to or concurrently with the creation, issuance, assumption or guaranty of any such Debt for Borrowed Money, the Obligations (together with, if the Guarantor shall so determine, any other Debt for Borrowed Money of or guaranteed by the Guarantor or any of its Subsidiaries ranking equally with the Loans and then existing or thereafter created) equally and ratably with (or prior to) such Debt for Borrowed Money; provided, however, that the foregoing restrictions shall not apply to or prevent the creation or existence of:

                  (i) (A) Liens on any property acquired, constructed or improved by the Guarantor or any of its Subsidiaries (other than a Utility Subsidiary) after the date of this Agreement that are created or assumed prior to, contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement; or (B) in addition to Liens contemplated by clauses (ii) and (iii) below, Liens on any property existing at the time of acquisition thereof, provided that the Liens shall not apply to any property theretofore owned by the Guarantor or any such Subsidiary other than, in the case of any such construction or improvement, (1) unimproved real property on which the property so constructed or the improvement is located, (2) other property (or improvements thereon) that is an improvement to or is acquired or constructed for specific use with such acquired or constructed property (or improvement thereof), and (3) any rights and interests (A) under any agreements or other documents relating to, or (B) appurtenant to, the property being so constructed or improved or such other property;

                  (ii) existing Liens on any property or indebtedness of a corporation that is merged with or into or consolidated with any Credit Party or any of its Subsidiaries; provided that such Lien was not created in contemplation of such merger or consolidation;

                  (iii) Liens on any property or indebtedness of a corporation existing at the time such corporation becomes a Subsidiary of any Credit Party; provided that such Lien was not created in contemplation of such occurrence;

                  (iv) Liens to secure Debt for Borrowed Money of a Subsidiary of a Credit Party to a Credit Party or to another Subsidiary of the Guarantor;

                  (v) Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt for Borrowed Money incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt for Borrowed Money of the pollution control or industrial revenue bond type;

                  (vi) Liens on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt for Borrowed Money incurred to provide funds for any such purpose;

                  (vii) Liens existing on the date of this Agreement;

                  (viii) Liens for the sole purposes of extending, renewing or replacing in whole or in part Debt for Borrowed Money secured by any Lien referred to in the foregoing clauses (i) through (vii), inclusive, or this clause (viii); provided, however, that the principal amount of Debt for Borrowed Money secured thereby shall not exceed the principal amount of Debt for Borrowed Money so secured at the time of such extension, renewal or replacement (which, for purposes of this limitation as it applies to a synthetic lease, shall be deemed to be
         (x) the lessor's original cost of the property subject to such lease at the time of extension, renewal or replacement, less (y) the aggregate amount of all prior payments under such lease allocated pursuant to the terms of such lease to reduce the principal amount of the lessor's investment, and borrowings by the lessor, made to fund the original cost of the property), and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property);

                  (ix) Liens on any property or assets of a Project Financing Subsidiary, or on any Capital Stock in a Project Financing Subsidiary, in either such case, that secure only a Project Financing or a Contingent Guaranty that supports a Project Financing; or

                  (x) Any Lien, other than a Lien described in any of the foregoing clauses (i) through (ix), inclusive, to the extent that it secures Debt for Borrowed Money, or guaranties thereof, the outstanding principal balance of which at the time of creation of such Lien, when added to the aggregate principal balance of all Debt for Borrowed Money secured by Liens incurred under this clause (x) then outstanding, does not exceed 5% of Consolidated Net Tangible Assets.

         If at any time any Credit Party or any of its Subsidiaries shall create, issue, assume or guaranty any Debt for Borrowed Money secured by any Lien and the first paragraph of this Section 6.01(a) requires that the Loans be secured equally and ratably with such Debt for Borrowed Money, the Borrower shall promptly deliver to the Administrative Agent and each Lender:

                  (1) a certificate of a duly authorized officer of the Borrower stating that the covenant contained in the first paragraph of this
         Section 6.01(a) has been complied with; and

                  (2) an opinion of counsel acceptable to the Required Lenders to the effect that such covenant has been complied with and that all documents executed by any Credit Party or any of its Subsidiaries in the performance of such covenant comply with the requirements of such covenant.

         (b) MERGERS, ETC. Merge or consolidate with or into, or, except in a transaction permitted under paragraph (c) of this Section, convey, transfer, lease or otherwise dispose of

(whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any of its Subsidiaries to do so, except that:

                  (i) any Subsidiary of the Guarantor may merge or consolidate with or transfer assets to or acquire assets from any other Subsidiary of the Guarantor; and

                  (ii) any Subsidiary of the Guarantor may merge into or transfer assets to the Borrower; and

                  (iii) the Guarantor or any Subsidiary of the Guarantor may merge, or consolidate with or transfer all or substantially all of its assets to any other Person; provided that in each case, immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Section 7.01 after giving effect to such transaction, on a pro forma basis for the period of four consecutive fiscal quarters of the Guarantor then most recently ended, as if such transaction had occurred on the first day of such period, and, for purposes of compliance with
         Section 7.02 after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of the Guarantor's fiscal quarter then most recently ended); (B) in the case of any merger, consolidation or transfer of assets to which the Borrower is a party (other than a merger, consolidation or transfer of assets between the Borrower and the Guarantor), the Borrower shall be the continuing or surviving corporation; (C) in the case of any merger, consolidation or transfer of assets between the Borrower and the Guarantor, the Guarantor shall have assumed all of the obligations of the Borrower under and in respect of the Credit Documents by written instrument satisfactory to the Administrative Agent and its counsel in their reasonable discretion, accompanied by such opinions of counsel and other supporting documents as they may reasonably require; (D) in the case of any merger, consolidation, or transfer of assets to which NIPSCO or Columbia is a party (other than a merger, consolidation or transfer of assets between such Person and a Credit Party), NIPSCO or Columbia, as the case may be, shall be the continuing or surviving corporation; (E) in the case of any merger, consolidation or transfer of assets to which the Guarantor is a party, the Guarantor shall be the continuing or surviving corporation; and (F) the Index Debt shall be rated at least BBB- by S&P and at least Baa3 by Moody's.

         (c) SALES, ETC. OF ASSETS. Sell, lease, transfer or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease, transfer or otherwise dispose of (other than in connection with a transaction authorized by paragraph (b) of this Section) any substantial part of its assets; provided that the foregoing shall not prohibit any such sale, conveyance, lease, transfer or other disposition that (i) constitutes realization on a Lien permitted to exist under Section 6.01(a); or (ii) (A) (1) is for a price not materially less than the fair market value of such assets, (2) would not materially impair the ability of any Credit Party to perform its obligations under this Agreement and
(3) together with all other such sales, conveyances, leases, transfers and other dispositions, would have no Material Adverse Effect, or (B) would not result in the sale, lease, transfer or other disposition, in the aggregate, of more than 10% of the consolidated total assets of the Guarantor and its Subsidiaries, determined in accordance with GAAP, on November 1, 2000 after giving effect to the Merger.

         (d) COMPLIANCE WITH ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in a Material Adverse Effect or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material (in the reasonable opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan, if such termination could reasonably be expected to have a Material Adverse Effect.

         (e) CERTAIN RESTRICTIONS. Permit any of its Subsidiaries (other than, in the case of the Guarantor, the Borrower) to enter into or permit to exist any agreement that by its terms prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party; provided that the foregoing shall not apply to prohibitions and restrictions imposed by this Agreement or (i) (A) imposed under an agreement in existence on the date of this Agreement, and (B) described on Schedule 6.01(e), (ii) existing with respect to a Subsidiary on the date it becomes a Subsidiary that are not created in contemplation thereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such prohibition or restriction), (iii) contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such prohibitions or restrictions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) imposed on a Project Financing Subsidiary in connection with a Project Financing, or (v) that could not reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VII
                               FINANCIAL COVENANTS

         So long as any Lender shall have any Commitment hereunder or any principal of any Loan, interest or fees payable hereunder shall remain unpaid or any Letter of Credit shall remain outstanding, the Guarantor shall:

         SECTION 7.01. INTEREST COVERAGE RATIO. (a) Maintain an Interest Coverage Ratio of not less than 1.75 to 1.00 for each period of four consecutive fiscal quarters, commencing with the four fiscal quarters ended March 31, 2001.

         SECTION 7.02. DEBT TO CAPITALIZATION RATIO. Maintain a Debt to Capitalization Ratio of not more than 0.70:1:00; provided, however, that neither the Borrower or the Guarantor shall be deemed to be in default of this covenant as of any time that all of the following conditions are satisfied:

         (a) the Guarantor or any Consolidated Subsidiary of the Guarantor has incurred indebtedness after the Effective Date to finance a material acquisition;

         (b) the Index Debt shall be rated at least BBB by S&P and Baa2 by Moody's and shall not have been downgraded below those levels since the Effective Date; and

         (c) the Debt to Capitalization ratio does not exceed 0.75 to 1.00 at such time and has not exceeded 0.70:1:00 for more than a single period of time not to exceed six months.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

         SECTION 8.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

         (a) The Borrower shall fail to pay any principal of any Loan or Unreimbursed LC Disbursement when the same becomes due and payable or shall fail to pay any interest, fees or other amounts hereunder within three days after when the same becomes due and payable; or

         (b) Any representation or warranty made by any Credit Party herein or by any Credit Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

         (c) Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.01(f), 5.01(h), 5.01(i),
6.01 or Article VII; or

         (d) Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than one identified in paragraph (a), (b) or (c) above) if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

         (e) The Guarantor, the Borrower or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness (excluding Non-Recourse Debt) which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding the Loans) of the Guarantor, the Borrower or such Subsidiary, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the scheduled maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or an "Event of Default" shall occur and be continuing under (and as defined in) the Other Credit Agreement; or

         (f) Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party (but not instituted by any Credit Party), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, any Credit Party or for any substantial part of its property) shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or

         (g) One or more Subsidiaries of the Guarantor (other than any Credit Party) in which the aggregate sum of (i) the amounts invested by the Guarantor and its other Subsidiaries in the aggregate, by way of purchases of Capital Stock, Capital Leases, loans or otherwise, and (ii) the amount of recourse, whether contractual or as a matter of law (but excluding Non-Recourse Debt), available to creditors of such Subsidiary or Subsidiaries against the Guarantor or any of its other Subsidiaries, is $100,000,000 or more (collectively, "SUBSTANTIAL SUBSIDIARIES") shall generally not pay their respective debts as such debts become due, or shall admit in writing their respective inability to pay their debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Substantial Subsidiaries seeking to adjudicate them bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of them or theft respective debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for them or for any substantial part of their respective property and, in the case of any such proceeding instituted against Substantial Subsidiaries (but not instituted by any Subsidiary of the Guarantor), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, the Substantial Subsidiaries or for any substantial part of their respective property) shall occur; or Substantial Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

         (h) Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower, the Guarantor or any of its other Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (i) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to the Guarantor or the Borrower by the Administrative Agent, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $10,000,000 (when aggregated with paragraphs (j), (k) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

         (j) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Guarantor and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 per annum (in either case, when aggregated with paragraphs (i), (k) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

         (k) The Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan year of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000 (when aggregated with paragraphs (i), (j) and (l) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

         (l) The Guarantor or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $10,000,000 (when aggregated with paragraphs (i), (j) and (k) of this Section), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

         (m) Any provision of the Credit Documents shall be held by a court of competent jurisdiction to be invalid or unenforceable against any Credit Party purported to be bound thereby, or any Credit Party shall so assert in writing; or

         (n) Any Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitment of each Lender, the obligation of each Swingline Lender to make or maintain Swingline Loans and the obligation of the LC Bank to issue or maintain Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all amounts payable under this Agreement to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to any Credit Party under the Federal Bankruptcy Code, (1) the Commitment of each Lender, the obligation of each Swingline Lender to make or maintain Swingline Loans and the obligation of the LC Bank to issue or maintain Letters of Credit hereunder shall automatically be terminated and (2) all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

         Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Section
8.01 shall affect (i) the obligation of the LC Bank to make any payment under any outstanding Letter of Credit in accordance with the terms of such Letter of Credit, (ii) the obligations of each Lender in respect of each such Letter of Credit or (iii) the obligation of each Lender to purchase its pro rata share of any Swingline Loans; provided, however, that upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash account (the "CASH ACCOUNT") described below equal to the then current LC Outstandings. Such Cash Account shall at all times be free and clear of all rights or claims of third parties. The Cash Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Account shall bear interest at a rate equal to the rate generally offered by Barclays for deposits equal to the amount deposited by the Borrower in the Cash Account pursuant to this Section 8.01, for a term to be agreed to between the Borrower and the Administrative Agent. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may apply the amounts then on deposit in the Cash Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of the Borrower's obligations hereunder as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Administrative Agent will repay to the Borrower any cash then on deposit in the Cash Account.

                                   ARTICLE IX
                            THE ADMINISTRATIVE AGENT

         SECTION 9.01. THE ADMINISTRATIVE AGENT.

         (a) Each of the Lenders and the LC Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

         (b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the any Credit Party or any of such Credit Party's Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent hereunder.

         (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Guarantor or any of its other Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement, (2) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (4) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the conformity thereof to such express requirement.

         (d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Credit Party) independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         (e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

         (f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not unreasonably be withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, in any event having total assets in excess of $500,000,000 and who shall serve until such time, if any, as an Agent shall have been appointed as provided above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

         (g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

         (h) No Lender identified on the signature pages of this Agreement as a "Lead Arranger", "Arranger", "Senior Managing Agent", "Manager", "Co-Documentation Agent" or "Syndication Agent", or that is given any other title hereunder other than "LC Bank", "Swingline Lender" or "Administrative Agent", shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the generality of the foregoing, no Lender so identified as a "Lead Arranger", "Arranger", "Senior Managing Agent", "Manager", "Co-Documentation Agent" or "Syndication Agent" or that is given any other title hereunder, shall have, or be deemed to have, any fiduciary relationship with any Lender. Each Lender acknowledges that is has not relied, and will not rely, on the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE X
                                    GUARANTY

         SECTION 10.01. THE GUARANTY.

         (a) The Guarantor, as primary obligor and not merely as a surety, hereby irrevocably, absolutely and unconditionally guarantees to the Administrative Agent and the Lenders and each of their respective successors, endorsees, transferees and assigns (each a "BENEFICIARY" and collectively, the "BENEFICIARIES") the prompt and complete payment by the Borrower, as and when due and payable, of the Obligations, in accordance with the terms of the Credit Documents. The provisions of this Article X are sometimes referred to hereinafter as the "Guaranty".

         (b) The Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Beneficiaries with respect thereto. The obligations and liabilities of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any of the Obligations or any Credit Document, or any delay, failure or omission to enforce or agreement not to enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise of any right with respect to the foregoing (including, in each case, without limitation, as a result of the insolvency, bankruptcy or reorganization of any Beneficiary, the Borrower or any other Person); (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Credit Documents or any agreement or instrument relating thereto; (iii) any exchange or release of, or non-perfection of any Lien on or in any collateral, or any release, amendment or waiver of, or consent to any departure from, any other guaranty of, or agreement granting security for, all or any of the Obligations;
(iv) any claim, set-off, counterclaim, defense or other rights that such Guarantor may have at any time and from time to time against any Beneficiary or any other Person, whether in connection with this transaction or any unrelated transaction; or (v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety in respect of the Obligations or such Guarantor in respect hereof.

         (c) The Guaranty provided for herein (i) is a guaranty of payment and not of collection; (ii) is a continuing guaranty and shall remain in full force and effect until the Commitments and Letters of Credit have been terminated and the Obligations have been paid in full in cash; and (iii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by any Beneficiary upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         (d) The obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by any Beneficiary or any other Person at any time of any right or remedy against the Borrower or any other Person that may be or become liable in respect of all or any part of the Obligations or against any collateral security or guaranty therefor or right of setoff with respect thereto.

         (e) The Guarantor hereby consents that, without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by any Beneficiary may be rescinded by such Beneficiary and any of the Obligations continued after such rescission.

         (f) The Guarantor's obligations under this Guaranty shall be unconditional, irrespective of any lack of capacity of the Borrower or any lack of validity or enforceability of any other provision of this Agreement or any other Credit Document, and this Guaranty shall not be affected in any way by any variation, extension, waiver, compromise or release of any or all of the Obligations or of any security or guaranty from time to time therefor.

         (g) The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, composition with creditors, readjustment, liquidation or arrangement of the Borrower or any similar proceedings or actions, or by any defense the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower, but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

         SECTION 10.02. WAIVERS.

         (a) The Guarantor hereby unconditionally waives: (i) promptness and diligence; (ii) notice of or proof of reliance by the Administrative Agent or the Lenders upon this Guaranty or acceptance of this Guaranty; (iii) notice of the incurrence of any Obligation by the Borrower or the renewal, extension or accrual of any Obligation or of any circumstances affecting the Borrower's financial condition or ability to perform the Obligations; (iv) notice of any actions taken by the Beneficiaries or the Borrower or any other Person under any Credit Document or any other agreement or instrument relating thereto; (v) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, of the obligations of the Guarantor hereunder or under any other Credit Document, the omission of or delay in which, but for the provisions of this Section 10 might constitute grounds for relieving the Guarantor of its obligations hereunder; (vi) any requirement that the Beneficiaries protect, secure, perfect or insure any Lien or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person or any collateral; and (vii) each other circumstance, other than payment of the Obligations in full, that might otherwise result in a discharge or exoneration of, or constitute a defense to, the Guarantor's obligations hereunder.

         (b) No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. This Guaranty is in addition to and not in limitation of any other rights, remedies, powers and privileges the Beneficiaries may have by virtue of any other instrument or agreement heretofore, contemporaneously herewith or hereafter executed by the Guarantor or any other Person or by applicable law or otherwise. All rights, remedies, powers and privileges of the Beneficiaries shall be cumulative and may be exercised singly or concurrently. The rights, remedies, powers and privileges of the Beneficiaries under this Guaranty against the Guarantor are not conditional or contingent on any attempt by the Beneficiaries to exercise any of their rights, remedies, powers or privileges against any other guarantor or surety or under the Credit Documents or any other agreement or instrument relating thereto against the Borrower or against any other Person.

         (c) The Guarantor hereby acknowledges and agrees that, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, under no circumstances shall it be entitled to be subrogated to any rights of any Beneficiary in respect of the Obligations performed by it hereunder or otherwise, and the Guarantor hereby expressly and irrevocably waives, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, (i) each and every such right of subrogation and any claims, reimbursements, right or right of action relating thereto (howsoever arising), and (ii) each and every right to contribution, indemnification, set-off or reimbursement, whether from the Borrower or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, and whether arising by contract or operation of law or otherwise by reason of the Guarantor's execution, delivery or performance of this Guaranty.

         (d) The Guarantor represents and warrants that it has established adequate means of keeping itself informed of the Borrower's financial condition and of other circumstances affecting the Borrower's ability to perform the Obligations, and agrees that neither the Administrative Agent nor any Lender shall have any obligation to provide to the Guarantor any information it may have, or hereafter receive, in respect of the Borrower.

                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

         (a) if to any Credit Party, to it at:

                  801 East 86th Avenue
                  Merrillville, Indiana 46410
                  Attention: Treasurer
                  Telecopier:  (219) 647-6060;

                  with a copy to such Credit Party at:

                  801 East 86th Avenue
                  Merrillville, Indiana 46410
                  Attention: Director Corporate Finance and Treasury
                  Telecopier:  (219) 647-6180;


         (b) if to the Administrative Agent or the LC Bank, to Barclays Bank PLC at:

                  222 Broadway
                  New York, New York  10038
                  Attn: Sydney G. Dennis, Power and Utilities Group
                  Telecopier:  (212) 412-6709
                  with a copy to such party at:

                  222 Broadway
                  New York, New York  10038
                  Attn: Jeff Pannullo, Customer Service Unit
                  Telephone: (212) 412-3724
                  Telecopier:  (212) 412-5306


         (c) if to any Lender or Swingline Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

         Any Party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         SECTION 11.02. WAIVERS; AMENDMENTS. (a) No failure or delay by the Administrative Agent, the LC Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the LC Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, no Extension of Credit shall be construed as a waiver of any Default, regardless of whether the Administrative Agent, the LC Bank or any Lender may have had notice or knowledge of such Default at the time.

         (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Guarantor and the Required Lenders or by the Borrower, the Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Guarantor from its obligations under the Guaranty, or (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the LC Bank hereunder without the prior written consent of the Administrative Agent or the LC Bank, as the case may be.

         SECTION 11.03. EXPENSES; INDEMNITY; DAMAGE WAIVER. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the initial syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Bank, including the reasonable fees, charges and disbursements of counsel for the LC Bank, in connection with the execution, delivery, administration, modification and amendment of any Letters of Credit to be issued by it hereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the LC Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the LC Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made and Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

         (b) The Borrower shall indemnify the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, the LC Bank, each Lender and Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transaction contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property now, in the past or hereafter owned or operated by the Borrower, the Guarantor or any of its other Subsidiaries, or any Environmental Liability related in any way to the Borrower, the Guarantor or any of its other Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

         (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the LC Bank under paragraph (a) or
(b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the LC Bank such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the LC Bank in its capacity as such.

         (d) To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against each other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

         (e) All amounts due under this Section shall be payable not later than 20 days after written demand therefor.

         SECTION 11.04. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the LC Bank (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may, in consultation with the Borrower (except in the case of an assignment to a Lender or an Affiliate of a Lender), assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Administrative Agent and the LC Bank must give its prior written consent to such assignment (which consent, in the case of the Administrative Agent, shall not unreasonably be withheld and, in the case of the LC Bank, may be given or withheld in the sole discretion of the LC Bank), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement and the Other Credit Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (f) or (g) of Article VIII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03), any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

         (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

         (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

         (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Guarantors and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and
2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

         (f) A Participant shall not be entitled to receive any greater payment under Section 2.l5 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

         (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

         (h) Anything herein to the contrary notwithstanding, each Lender (the "GRANTING LENDER") shall have the right, without the prior consent of the Borrower, to grant to a special purpose funding vehicle (the "SPFV") that is utilized by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make hereunder, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPFV or shall relieve its Granting Lender of any obligation of such Granting Lender hereunder or under any other Credit Document, except to the extent that such SPFV actually funds all or part of any Loan such Granting Lender is obligated to make hereunder, (ii) if an SPFV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) the Granting Lender hereby indemnifies and holds the Administrative Agent harmless from and against any liability, loss, cost or expense (including for or in respect of Taxes) arising out of such identification and grant or any transaction contemplated thereby, and (iv) the provisions of this paragraph (h) shall not impose any increased cost or liability on any Credit Party. The making of a Loan by an SPFV hereunder shall utilize the Commitment of its Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto agrees that no SPFV shall be liable for any payment under this Agreement or any other Credit Document for which a Lender would otherwise be liable, for so long as, and to the extent that, its Granting Lender makes such payment. As to any Loans or portions of Loans made by it, each SPFV shall have all the rights that a Lender making such Loans or such portions of Loans would have had under this Agreement and otherwise; provided that (1) its voting rights under this Agreement shall be exercised solely by its Granting Lender and (2) its Granting Lender shall remain solely responsible to the other parties hereto for the performance of such SPFV's obligations under this Agreement, including its obligations in respect of the Loans or portions of Loans made by it. No additional Notes, if any, shall be required to evidence the Loans or portions of Loans made by a SPFV; and the Granting Lender shall be deemed to hold its Note, if any, as agent for its SPFV to the extent of the Loans or portions of Loans funded by such SPFV. Each Granting Lender shall act as administrative agent for its SPFV and give and receive notices and other communications on its behalf. Any payments for the account of any SPFV shall be paid to its Granting Lender as administrative agent for such SPFV, and neither any Credit Party nor the Administrative Agent shall be responsible for any Granting Lender's application of such payments. In furtherance of the foregoing, each party hereto hereby agrees that, until the date that is one year and one day after the payment in full of all outstanding senior Debt of any SPFV, it shall not institute against, or join any other Person in instituting against, such SPFV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings (or any similar proceedings) under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this paragraph (h), an SPFV may (1) (A) with notice to, but without the prior written consent of, the Administrative Agent or the Borrower and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to its Granting Lender or (B) with the consent (which consent shall not be unreasonably withheld) of the Administrative Agent and (if no Event of Default has occurred and is continuing) the Borrower, but without paying any processing fee therefor, assign all or any portion of its interest in any Loan to any financial institution providing liquidity or credit facilities to or for the account of such SPFV to fund the Loans funded by such SPFV or to support any securities issued by such SPFV to fund such Loans, and (2) disclose, on a confidential basis, any non-public information relating to Loans funded by it to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to such SPFV. The Borrower shall not be required to pay, or to reimburse any Granting Lender for, its expenses relating to any SPFV identified by such Granting Lender pursuant to this paragraph (h).

         SECTION 11.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans. The provisions of Sections 2.15, 2.16, 2.17 and 11.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

         SECTION 11.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the commitment letter relating to the credit facility provided hereby (to the extent provided therein) and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 11.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         SECTION 11.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender or the LC Bank or any Affiliate of either is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Credit Party against any of and all the Obligations now or hereafter existing under this Agreement held by such Lender or the LC Bank, irrespective of whether or not such Lender or the LC Bank shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender and the LC Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 11.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

         (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of law.

         (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.

         (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 11.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         SECTION 11.12. CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party or any Subsidiary of a Credit Party. For the purposes of this Section, "INFORMATION" means all information received from any Credit Party or any Subsidiary of a Credit Party relating to a Credit Party or any Subsidiary of a Credit Party or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary of a Credit Party; provided that, in the case of information received from any Credit Party or any Subsidiary of a Credit Party after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                    NISOURCE FINANCE CORP., as Borrower



                                    By: /s/ Dennis W. McFarland
                                       --------------------------------
                                         Name: Dennis W. McFarland
                                         Title: VP, Finance & Planning


                                    NISOURCE INC., as Guarantor



                                    By: /s/ Dennis W. McFarland
                                       --------------------------------
                                         Name: Dennis W. McFarland
                                         Title: VP, Finance & Planning















                                Signature Page to
                             3-Year Credit Agreement

                                    BARCLAYS BANK PLC, as a Lead Arranger and
                                    Lender, as Swingline Lender, as LC Bank and as Administrative Agent



                                    By: /s/ Eric Chilton
                                       --------------------------------
                                         Name: Eric Chilton
                                         Title: Managing Director














                                Signature Page to
                             3-Year Credit Agreement

                                    CREDIT SUISSE FIRST BOSTON, as a Lead
                                    Arranger and Lender and as Syndication Agent



                                    By: /s/ Andrea E. Shkane
                                       --------------------------------
                                         Name: Andrea E. Shkane
                                         Title: Vice President


                                    By: /s/ Jay Chall
                                       --------------------------------
                                         Name: Jay Chall
                                         Title: Director












                                Signature Page to
                             3-Year Credit Agreement

                                                                        Annex A


                                  PRICING GRID


         The "Applicable Rate" for any day with respect to any Eurodollar Loan, ABR Loan, Facility Fee, Utilization Fee or LC Risk Participation Fee, as the case may be, is the percentage set forth below in the applicable row under the column corresponding to the Status that exists on such day:

--------------------------- ------------- --------------- -------------- -------------- --------------- ------------
          Status              Level I        Level II       Level III      Level IV        Level V       Level VI
--------------------------- ------------- --------------- -------------- -------------- --------------- ------------
Eurodollar Revolving
Loans/Eurodollar                42.5           52.5           67.5           95.0           110.0          135.0
Term Loans
(basis points)
--------------------------- ------------- --------------- -------------- -------------- --------------- ------------
ABR Loans
(basis points)                   0              0               0              0             15.0           40.0
--------------------------- ------------- --------------- -------------- -------------- --------------- ------------
Facility Fee
(basis points)                  15            17.5            20             30              45            55
--------------------------- ------------- --------------- -------------- -------------- --------------- ------------
Utilization Fee
(basis points)                  15.0           15.0           15.0           15.0            15.0          15.0
--------------------------- ------------- --------------- -------------- -------------- --------------- ------------
LC Risk Participation Fee
(basis points)                  42.5           52.5           67.5           95.0           110.0          135.0
--------------------------- ------------- --------------- -------------- -------------- --------------- ------------

         For purposes of this Pricing Grid, the following terms have the following meanings (as modified by the provisos below):

         "LEVEL I STATUS" exists at any date if, at such date, the Index Debt is rated either A- or higher by S&P or A3 or higher by Moody's.

         "LEVEL II STATUS" exists at any date if, at such date, the Index Debt is rated either BBB+ by S&P or Baa1 by Moody's.

         "LEVEL III STATUS" exists at any date if, at such date, the Index Debt is rated either BBB by S&P or Baa2 by Moody's.

         "LEVEL IV STATUS" exists at any date if, at such date, the Index Debt is rated either BBB- by S&P or Baa3 by Moody's.

         "LEVEL V STATUS" exists at any date if, at such date, the Index Debt is rated either BB+ or lower by S&P or Ba1 or lower by Moody's.

         "LEVEL VI STATUS" exists at any date if, at such date, no other Status exists.

         "STATUS" refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

The credit ratings to be utilized for purposes of this Pricing Grid are those assigned to the Index Debt, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

Provided, that the applicable Status shall change as and when the applicable Index Debt ratings change.

Provided further, that if the Index Debt is split-rated, the applicable Status shall be determined on the basis of the higher of the two ratings then applicable; provided further, that, if such higher rating is BBB-/Baa3 or lower, the applicable Status shall instead be determined on the basis of the lower of the two ratings then applicable.

Provided further, that if both Moody's and S&P, or their successors as applicable, shall have ceased to issue or maintain such ratings, then the applicable Status shall be Level VI.













                                   Annex A-2

                                    EXHIBIT A

                        FORM OF ASSIGNMENT AND ACCEPTANCE

         Reference is made to the 3-Year Revolving Credit Agreement dated as of March 23, 2001, among NiSource Finance Corp., a Delaware corporation, as Borrower (the "BORROWER"), NiSource Inc., a Delaware corporation ("NISOURCE"), as Guarantor (the "GUARANTOR"), the Co-Documentation Agents, Lead Arrangers, Arrangers, Senior Managing Agents, Managers, and other Lenders from time to time party thereto, Credit Suisse First Boston, as Syndication Agent, and Barclays Bank PLC, as LC Bank and as Administrative Agent thereunder. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

         The Assignor named on Schedule 1 hereto (the "ASSIGNOR") and the Assignee named on Schedule 1 hereto (the "ASSIGNEE") agree as follows:

         1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), an interest as specified in Schedule 1 hereto (the "ASSIGNED INTEREST") in and to the Assignor's rights and obligations under the Credit Agreement as described on Schedule 1 hereto (individually, an "ASSIGNED FACILITY"; collectively, the "ASSIGNED FACILITIES"), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

         2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest, that it has not created any adverse claim upon the Assigned Interest and that the Assigned Interest is free and clear of any such adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, the Guarantor or any of their respective Subsidiaries or the performance or observance by the Borrower or the Guarantor of any of their respective obligations under the Credit Agreement or any other Credit Document.

         3. The Assignee (a) represents and warrants that it is legally authorized to enter into the Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and the most recent financial statements referred to in Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent, the Syndication Agent, the LC Bank, any Co-Documentation Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Document; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and any other Credit Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

         4. The effective date of this Assignment and Acceptance shall be as specified on Schedule 1 hereto (the "EFFECTIVE DATE"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to
Section 11.04 of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the execution hereof).

         5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments with respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

         6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have (in addition to any rights and obligations theretofore held by it) the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof, and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (other than any such rights which expressly survive the termination thereof).

         7. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         8. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT IS SUBJECT TO SECTION 11.09 (CHOICE OF FORUM AND SERVICE OF PROCESS) AND SECTION 11.10 (WAIVER OF TRIAL BY JURY) OF THE CREDIT AGREEMENT. THE PROVISIONS OF SUCH SECTIONS 11.09 AND 11.10 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE IN FULL.

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.


                                  Exhibit A-2

                                   SCHEDULE 1
                                       TO
                            ASSIGNMENT AND ACCEPTANCE


Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Facility Assigned   Principal Amount Assigned    Commitment Percentage Assigned*
-----------------   -------------------------    -------------------------------


         The terms set forth above and in the Assignment and Acceptance to which this Schedule 1 is attached are hereby agreed to:



                                         [Consented to and ]#/Accepted for the
                                         Recordation in the Register:

                         , as Assignor
    --------------------


 By:
    ----------------------------------
      Name:
      Title:


                                            BARCLAYS BANK PLC,
                                            As Administrative Agent and LC Bank

                                            By:
                                               --------------------------------
                                                 Name:
                                                 Title:


                           , as Assignee
    -----------------------

 By:
    ----------------------------------
      Name:
      Title:



--------
* If applicable.
# To be completed only if consents are required under Section 11.04(b).



                                  Exhibit A-3

                                            [Consented to]:

                                            NISOURCE FINANCE CORP.,
                                            As Borrower

                                            By:
                                               --------------------------------
                                                 Name:
                                                 Title:





                                  Exhibit A-4

                                    EXHIBIT B



                    FORM OF OPINION OF SCHIFF HARDIN & WAITE

                                  SCHEDULE 3.01

                      FINANCING FACILITIES TO BE TERMINATED


1. $850,000,000 Third Amended and Restated 364-Day Credit Agreement dated as of October 11, 2000 among Columbia Energy Group, the lenders named therein and Citibank, N.A., as administrative agent.

2. $200,000,000 Credit Agreement (364-Day Facility) dated as of September 22, 2000 among Northern Indian Public Service Company, the lenders named therein and Credit Suisse First Boston, as administrative agent.

3. $200,000,000 Credit Agreement (364-Day Facility) dated as of September 22, 2000 among NiSource Capital Markets, Inc. and Barclays Bank PLC, as administrative agent.

4.       The Acquisition Facility.


                                  Exhibit A-2

                                SCHEDULE 6.01(E)

                               EXISTING AGREEMENTS

1. Lease Agreement, dated August 18, 2000, between Winslow Hill Funding, Limited Partnership and Ironside Energy LLC. ($61,440,000).

2. Lease Agreement, dated December 14, 1999, between Mattco Funding, Limited Partnership and Whiting Clean Energy, Inc. ($261,000,000).

3. Lease Agreement, dated May 1, 1998, between Giffords Brook Funding, Limited Partnership and Cokenergy, Inc ($115,500,000).

4. Lease Agreement, dated July 31, 1997, between Stormville Mountain Funding, Limited Partnership and Portside Energy Corporation ($60,625,000).

5. Lease Agreement, dated September 24, 1996, between Depot Hill Funding, Limited Partnership and Lakeside Energy Corporation ($59,232,000).

6. Indenture, dated August 1, 1939, as supplemented from time to time, between Northern Indiana Public Service Company and Harris Trust and Savings Bank, as Trustees.

7. Revolving Credit Agreement, dated as of February 23, 1989, between Northern Utilities, Inc. and The First National Bank of Boston ($10,000,000).

8. Northern Utilities, Inc. Note Agreement, dated as of January 1, 1992, for the issuance of $13,000,000 principal amount of 9.70% Notes due September 1, 2031.

9. Northern Utilities, Inc. Note Agreement, dated as of September 1, 1995, for the issuance of $10,000,000 principal amount of 6.93% Senior Notes, Series A, due September 1, 2010, and $5,000,000 principal amount of 6.30% Senior Notes, Series B, due September 1, 1998.

10. Term Loan Agreement by and between I.W.C. Resources Corporation and KeyBank National Association, dated August 7, 1996 ($5,600,000).

11. I.W.C. Resources Corporation Note Agreement, dated as of March 1, 1994 for the issuance of $14,000,000 principal amount of 6.31% Senior Notes due March 1, 2001.

12. $200,000,000 Credit Agreement (364-Day Facility) dated as of September 22, 2000 among Northern Indiana Public Service Company, the Lenders party thereto, Credit Suisse First Boston, as Administrative Agent and Barclays Bank plc, as Documentation Agent.

13. $200,000,000 Credit Agreement (364-Day Facility) dated as of September 22, 2000 among NiSource Capital Markets, Inc., the Lenders party thereto, Barclays Bank plc, as Administrative Agent and Credit Suisse First Boston, as Documentation Agent.